Exhibit 99.1

P R E S S  R E L E A S E

Press Release # 05017

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Stephanie Welty	Heidi A. Flannery
VP of Finance & Administration, CFO

Investor Relations Counsel

TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9224	Tel: (503) 203-8808
Fax: (503) 615-8904	Fax: (503) 203-6833
Email: swelty@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. ANNOUNCES IMPROVED RESULTS

FOR THE QUARTER ENDED JUNE 30, 2005

Hillsboro, Oregon – July 21, 2005 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today reported its financial results for the quarter ended June 30, 2005.

Summary Financial Results and Highlights for the Quarter Ended June 30, 2005:

•                  Revenues from continuing operations for the quarter ended June 30, 2005, totaled $67.9 million, and are in line with the financial guidance of April 21, 2005, and a slight increase from the first quarter of 2005. Revenues from continuing operations exclude revenues from the Company’s indium phosphide optoelectronics business, which the Company sold to CyOptics, Inc. on April 29, 2005, as those results are classified as discontinued operations. All financial results for the current and prior periods have been reclassified to report the results for the optoelectronics business as discontinued operations.

•                  The Company posted a net profit of $6.2 million equal to $0.04 per share, compared to a net loss of $7.7 million, equal to a $0.06 loss per share, in the first quarter of 2005. The net income for the second quarter of 2005 includes a gain from discontinued operations of $7.7 million net of income tax of $4.4 million equal to $0.05 per share. The gain from discontinued operations relates to the sale of the optoelectronics business to CyOptics, Inc. The sale of the optoelectronics facility, which was originally scheduled to close in the second quarter, closed on July 13, 2005. The Company sold the facility for $9.3 million less commissions, fees and costs, resulting in a net gain to be recorded in the third quarter of 2005 of approximately $300,000 to $400,000.

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•                  Gross margin improved in the second quarter of 2005 to 30.7% from 27.5% in the first quarter of 2005 due to improved capacity utilization in the high-volume factories.

•                  Expenses were unchanged quarter over quarter.  The expenses in both quarters included a charge of approximately $413,000 related to the TFR acquisition, which closed in January of 2005.

•                  Cash, cash equivalents and short and long term marketable securities increased to $401.2 million as of June 30, 2005, compared to $385.7 million at March 31, 2005. During the quarter the Company purchased $5 million of its 4% convertible notes and retired the obligations.

•                  New product introductions during the quarter include high power pHEMT transistors, power amplifiers for 3.5 GHz WiMAX applications and packaged millimeter wave amplifiers for satellite and radio applications.

•                  The Company had a strong bookings quarter and the book-to-bill ratio for the quarter ended June 30, 2005, was 1.08 to 1.00 overall and 1.13 to 1.00 excluding defense.

Commenting on the results for the quarter ended June 30, 2005, Ralph Quinsey, President and CEO, stated, “In our largest market, GSM/GPRS/EDGE handset products, we generated record quarterly revenues of over $9 million on the strength of our new module products. Our strategy of technology leadership supporting highly integrated RF power, filtering and switching module solutions continues to win customer interest. Our CDMA orders have rebounded significantly from the low levels of the fourth quarter of 2004 and the first quarter of 2005, particularly with our large CDMA customers. Our broadband products saw increased orders in the quarter. Base station and defense revenues were approximately flat and down slightly, respectively. Orders for defense products, which are typically quite variable from quarter to quarter, were down sequentially after a strong first quarter. I feel we have a good start on a strong second half of the year.”

Outlook for the Third Quarter of 2005:

The Company’s focus for 2005 is to restore profitability, continue to generate positive cash flow and to build on its success in handsets, base stations, broadband and the defense markets.

Revenues for the third quarter of 2005 are expected to increase 8% to 13% from the second quarter of 2005 due to increased sales of products for wireless phones and broadband applications. Gross margin is expected to improve over the second quarter of 2005 due to higher factory utilization and continued control of expenses. In addition, the Company expects to record a small gain from discontinued operations estimated at between $300,000 and $400,000 due primarily to the sale of its optoelectronics facility in Pennsylvania. This gain is a non-recurring item. Including this gain, TriQuint is projecting its earnings per share for the third quarter of 2005 to range from a loss of $0.01 to a profit of $0.01. A summary table of TriQuint’s financial guidance is available on the “Investors” section of TriQuint’s web site.

Conference Call:

TriQuint will host a conference call this afternoon at 2:00 PM PDT to discuss the results for the quarter as well as future expectations of the Company. The call can be heard via webcast accessed through the “Investors” section of TriQuint’s web site: www.triquint.com, or through www.Vcall.com. A replay will be available for 7 days by dialing (303) 590-3000, passcode 11031615#.

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About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, broadband wireless access and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as a production assembly plant in Costa Rica, plus sales/application support offices in China and Korea and design centers in New England, Germany and Taiwan. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of TriQuint’s projected revenues for the third quarter of 2005, gross margins, operating results, projected gain from discontinued operations, and per share forecasts for the third quarter of 2005, and other comments involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing such words as “anticipates,” “believes,” “estimates,”  “expects,” “hopeful,” “intends,” “plans,”  “projects,” or similar terms are considered to contain uncertainty and are forward-looking statements. A number of factors affect TriQuint’s operating results and could cause its actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of TriQuint, including those related to TriQuint’s projections for 2005. TriQuint cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including TriQuint’s performance, demand for its products, internal operating results and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties. TriQuint does not assume the obligation to update any forward-looking statements.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Revenues	$67,927	$66,965	$84,628	$134,892	$164,362
Cost of goods sold	47,086	48,583	55,560	95,669	107,099
Gross profit	20,841	18,382	29,068	39,223	57,263

Operating expenses:
Research, development and engineering	12,069	12,323	11,741	24,392	24,358
Selling, general and administrative	13,839	13,409	12,124	27,248	23,659
Reduction in workforce	362	—	133	362	428
Impairment of long-lived assets	—	31	389	31	389
(Gain) loss on disposal of equipment	(16)	(206)	(85)	(222)	(85)
Acquisition related charges	413	414	—	827	—
Total operating expenses	26,667	25,971	24,302	52,638	48,749

Operating income (loss)	(5,826)	(7,589)	4,766	(13,415)	8,514

Other income (expense):
Interest income	2,649	2,449	1,694	5,098	3,316
Interest expense	(2,470)	(2,495)	(2,712)	(4,965)	(5,730)
Foreign currency gain (loss)	(69)	72	(231)	3	(309)
Impairment charge - investments in other companies	(100)	—	—	(100)	—
Gain on retirement of debt	114	—	539	114	539
Other, net	2	40	(3)	42	132
Other income (expense), net	126	66	(713)	192	(2,052)

Income (loss) from continuing operations, before income tax	(5,700)	(7,523)	4,053	(13,223)	6,462

Income tax expense (benefit)	(4,175)	92	83	(4,083)	(153)
Income (loss) from continuing operations	(1,525)	(7,615)	3,970	(9,140)	6,615

Discontinued operations:
Income (loss) from discontinued operations, net of income tax of $4,488	7,734	(130)	(3,683)	7,604	(6,326)

Net income (loss)	$6,209	$(7,745)	$287	$(1,536)	$289

Basic per share net income (loss):
Income (loss) from continuing operations	$(0.01)	$(0.06)	$0.03	$(0.06)	$0.05
Income (loss) from discontinued operations	0.05	(0.00)	(0.03)	0.05	(0.05)
Basic per share net income (loss)	$0.04	$(0.06)	$0.00	$(0.01)	$0.00

Diluted per share net income (loss):
Income (loss) from continuing operations	$(0.01)	$(0.06)	$0.03	$(0.06)	$0.05
Income (loss) from discontinued operations	0.05	(0.00)	(0.03)	0.05	(0.05)
Diluted per share net income (loss)	$0.04	$(0.06)	$0.00	$(0.01)	$(0.00)

Weighted-average shares outstanding:
Basic	139,194	138,785	136,592	138,989	136,176
Diluted	139,194	138,785	140,666	138,989	141,573

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	March 31,	December 31,
	2005	2005	2004
Assets
Current assets:
Cash, cash equivalents and investments	$225,777	$188,945	$198,497
Accounts receivable, net	38,148	36,814	35,654
Inventories, net	42,751	45,141	49,619
Other current assets	12,006	11,764	10,345
Assets held for sale	8,377	30,125	33,890
Total current assets	327,059	312,789	328,005

Investments in marketable securities	175,387	196,707	189,555
Property, plant and equipment, net	190,493	195,492	199,518
Other, net	15,822	9,256	5,322
Total assets	$708,761	$714,244	$722,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$39,461	$38,470	$34,450
Deferred tax liability	7,727	7,607	7,607
Capital leases, current portion	138	207	275
Liabilities held for sale	343	11,948	14,682
Total current liabilities	47,669	58,232	57,014

Convertible subordinated notes	218,755	223,755	223,755
Other long-term liabilities	728	338	244
Total liabilities	267,152	282,325	281,013

Stockholders’ equity	441,609	431,919	441,387
Total liabilities and stockholders’ equity	$708,761	$714,244	$722,400

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.3%	72.5%	65.7%	70.9%	65.2%
Gross profit	30.7%	27.5%	34.3%	29.1%	34.8%

Operating expenses:
Research, development and engineering	17.8%	18.4%	13.9%	18.1%	14.8%
Selling, general and administrative	20.4%	20.0%	14.3%	20.2%	14.4%
Reduction in workforce	0.5%	—	0.2%	0.3%	0.3%
Impairment of long-lived assets	—	0.1%	0.4%	0.0%	0.2%
(Gain) loss on disposal of equipment	-0.0%	-0.3%	-0.1%	-0.2%	-0.1%
Acquisition related charges	0.6%	0.6%	—	0.6%	—
Total operating expenses	39.3%	38.8%	28.7%	39.0%	29.6%

Operating income (loss)	-8.6%	-11.3%	5.6%	-9.9%	5.2%

Other income (expense):
Interest income	3.9%	3.6%	2.0%	3.8%	2.0%
Interest expense	-3.6%	-3.7%	-3.2%	-3.7%	-3.5%
Foreign currency gain (loss)	-0.1%	0.1%	-0.2%	0.0%	-0.2%
Impairment charge - investments in other companies	-0.2%	—	—	-0.1%	—
Gain on retirement of debt	0.2%	—	0.6%	0.1%	0.3%
Other, net	0.0%	0.1%	0.0%	0.0%	0.1%
Other income (expense), net	0.2%	0.1%	-0.8%	0.1%	-1.3%

Income (loss) from continuing operations, before income tax	-8.4%	-11.2%	4.8%	-9.8%	3.9%

Income tax expense (benefit)	-6.1%	0.2%	0.1%	-3.0%	-0.1%
Income (loss) from continuing operations	-2.3%	-11.4%	4.7%	-6.8%	4.0%

Discontinued operations:
Income (loss) from discontinued operations, net of income tax	11.4%	-0.2%	-4.4%	5.7%	-3.8%

Net income (loss)	9.1%	-11.6%	0.3%	-1.1%	0.2%